EXHIBIT 1.01

CONFLICT MINERALS REPORT

This report has not been subject to an independent private sector audit.

(1)	Company Overview

Marine Products Corporation (“Marine Products” or “the Company”) manufactures fiberglass motorized boats distributed and marketed through its independent dealer network. Marine Products’ product offerings include Chaparral sterndrive pleasure boats and Robalo outboard sport fishing boats.

(2)	Conflict minerals and Covered Countries
“Conflict Minerals” or “3TG” are gold, columbite-tantalite (coltan), cassiterite, wolframite or their derivatives, which are limited to tantalum, tin, and tungsten.  “Covered Countries” are the Democratic Republic of the Congo (DRC) and certain adjoining countries.

(3)	Reasonable Country of Origin Inquiry (“RCOI”) and Nationally or internationally recognized due diligence framework
Marine Products does not purchase raw ore or unrefined Conflict Minerals directly from mines, smelters or refiners and makes no direct purchases of any minerals in the Covered Countries. The Company’s supply chain with respect to the products that use Conflict Minerals is complex, with intermediaries and third parties in the supply chain between the manufacture of products and the original sources of Conflict Minerals. The Company must therefore rely on its suppliers to provide information on the origin of the 3TG contained in components and materials supplied, including sources of 3TG that are supplied to them from their suppliers (i.e., second-tier suppliers). The Company surveyed 100 percent of its direct suppliers of raw materials and components.  This risk-based approach is consistent in all material aspects with the framework in The Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.

(4)	Due Diligence
Marine Products conducted a survey of the direct suppliers that we identified were supplying products that contain Conflict Minerals.  We used the Conflict Minerals Reporting Template (“CMRT”) published by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (“EICC/GeSI”) Conflict Free Sourcing Initiative (“CFSP”).  CMRT maintains a list of smelters that have received a conflict free designation from the CFSP.  All smelter information provided by the vendors is compared against the list maintained by CMRT. We conducted personal interviews with senior management of our largest supplier to gain a better understanding of their processes in place regarding their due diligence procedures to identify the sourcing of Conflict Minerals in their supply chain.

(5)	Results of Due Diligence
The Company received responses from 39 percent of the suppliers surveyed and the results are as follows:
•
11 percent confirmed that 3TG used in their products is not sourced from the Covered Countries. However, not all of them provided a list of the smelters that the minerals are sourced from.  A few of the smelters listed do not have a conflict free designation from the CFSP even though they did not originate from the Covered Countries.

•	25 percent have indicated that while certain 3TG used in their products are not sourced from the Covered Countries, the other 3TG are “DRC Conflict Undeterminable”.
•	Two percent have indicated that it believes that the Conflict Mineral used in its product is sourced from one of the Covered Countries.
•
A few of the suppliers have indicated that they were working with their suppliers to track the usage and source of the Conflict Minerals and were currently not in a position to make a declaration about 3TG and their source in their products.

Some of the challenges that we encountered when we obtained the responses were as follows:
•	We are dependent on information received from our direct suppliers to conduct our good faith RCOI process.
•	We have a varied supplier base with differing levels of resources and sophistication, and many of the suppliers are not subject to Rule 13p-1 of the Exchange Act.
•	Certain suppliers were unable or unwilling to specify the smelters or refiners used for components and materials supplied to us.
•	The information our suppliers provided was occasionally incomplete and in some cases, hard to decipher.
•	Our ability to influence cooperation from some of the suppliers was limited since we have a limited number of supplier choices in the industry in which we operate.

(6)	Steps to be taken to mitigate risk
•
Contracts with suppliers are frequently in force for a year or longer, and as we enter into new contracts, or our contracts renew, we intend to add a clause to require suppliers to not sell us any products that contain 3TG which finance conflict, undertake diligence and investigation necessary to ensure compliance, and provide us with certificates and other evidence of compliance.

•	Marine Products will continue to work with the suppliers who have not responded or provided insufficient information in an effort to obtain complete and accurate information in 2015.
•
If any of the suppliers are found to be supplying 3TG from sources in the Covered Countries which finance conflict, then engage them to establish an alternate source of 3TG that does not originate from sources in those countries which finance conflict.

•	The Company will continue to use the EICC/GeSI Conflict Minerals Reporting Template as part of the supplier inquiry process for 2015.

(7)	Product Description:
The products that the Company contracts to have manufactured which contain Conflict Minerals are described below:

Product Description	Processing Facility	Country of Origin	Efforts to Determine Origin

Actuators used to control steering and throttle mechanisms

Air conditioners used in enclosed pleasure boat cabins

Appliances used in pleasure boat galleys

Automated speed control systems used to maintain constant speed in pleasure boats

The Company has not yet determined the identity of all of the processing facilities that are contracted to manufacture the relevant products.

Based on the Company’s due diligence efforts to date, the Company does not have sufficient information to determine a complete list of facilities that are used to process the Conflict Minerals used in its products.  A partial list of the facilities which the Company has determined are used to process the Conflict Minerals used in these is shown below.  Some of these facilities have a “conflict free” designation from the CFSP while the others are not on the CFSP list:

Based on the Company’s due diligence efforts to date, the Company does not have sufficient information to determine completely the countries of origin for the relevant products.  However, a partial list of countries of origin for the relevant products is shown below:
•     Australia
•     Austria
•     Belgium
•     Bolivia
•     Brazil

The efforts to determine the origin of conflict minerals are discussed in Section 4 above.

Bi-color navigation lights affixed to the bow of a pleasure boat to indicate its presence in, and direction on, a waterway

Brackets which secure fuel tank in the hulls of pleasure boats

Circuit boards used in various electronics on pleasure boats

Electrical terminals

Equipment used to protect boat electronics from exposure to water, salt and other damaging elements

Gauges which provide engine performance and fuel status information to boat operator

Horns used on pleasure boats to sound warnings and for signaling

Navigation, radar, and other GPS-enabled devices used in recreational boating

Nut used to secure rivets on pleasure boat upholstery and covers

Radio antennas

Solder used to join metal parts

Sonar devices used to locate fish to facilitate recreational fishing

Trailers used to transport boats using motorized vehicles

Underwater depth and temperature sensors to aid in navigation

Various components used in marine engines

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